Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE, THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, § 15-48-10, ET. SEQ., CODE OF LAWS OF SOUTH CAROLINA (1976), AS AMENDED.

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement” or “Agreement”) is made and entered into on the 5th day of June, 2007, by and between Carolina First Bank, a South Carolina banking corporation (“Lender”), and Span-America Medical Systems, Inc., a South Carolina corporation (“Borrower”) (collectively, the “Parties” and each a “Party”).

Background Statement

Borrower has requested a revolving line of credit from Bank to be used for the purpose of: (a) a one time cash dividend not to exceed $5.00 per share plus one regular quarterly dividend of $0.08 per share; (b) working capital; (c) capital expenditures; and (d) other general corporate purposes.

NOW, THEREFORE, in consideration of Lender making a loan in the principal amount of Ten Million and no/100 Dollars ($10,000,000.00), to Borrower for the purpose set forth in Section 2.2, as evidenced by the Note (as defined below), Lender and Borrower enter into this Loan Agreement and agree as follows:

1. Definitions. For the purposes hereof:

1.1 “Affiliate” means, with respect to a named Person, (a) any Person directly or indirectly owning five percent (5%) or more of the voting stock or rights in such named Person or of which the named Person owns five percent (5%) or more of such voting stock or rights; (b) any Person controlling or controlled by or under common control with such named Person; (c) any officer, director or managing employee or agent of such named Person or any Affiliate of the named Person; and (d) any immediate family member of the named Person or any Affiliate of such named Person.

1.2 “Business Day” means any day the Lender is open for business.

1.3 “Closing” or “Closing Date” means June 5, 2007.

1.4 “Code” means the Uniform Commercial Code as in effect under the laws of the State of South Carolina from time to time, as the same may be amended.

1.5 “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation and amortization expense.

1.6 “Environmental Laws” means applicable state, federal or local environmental laws or regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. 1531 et seq.; any laws regulating the use of biological agents or substances including medical or infectious wastes, each as amended or supplemented, and any applicable and analogous future or present local, state, and federal statutes, regulations, and ordinances promulgated pursuant thereto.

1.7 “Event of Default” shall have the meaning set forth in Article 6.

1.8 “Funded Debt” means all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness.

1.9 “GAAP” means generally accepted accounting principles and practices as in effect from time to time and recognized as such by the American Institute of Certified Public Accountants, consistently applied.

1.10 “Indebtedness” means, collectively, all liabilities (including, without limitation, capital lease obligations) of the subject Person, whether owing by such Person alone or with one or more others in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment, or other contract or by quasi-contract or tort, statute or other operation of law or otherwise.

1.11 “Lien” means any interest in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include covenants, conditions, restrictions and other encumbrances affecting any property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title of the property has been retained by or vested in some other Person for security purposes.

1.12 “Loan Documents” means this Loan Agreement, the Note, Negative Pledge Agreement, consents and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower and/or Guarantors, or any third party, in favor of Lender in connection with the Loan.

1.13 “Loan” means the revolving loan more particularly described in Section 2.1.

1.14 “Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis for the four consecutive fiscal quarters ending on such date, the ratio of (i) Funded Debt of the Borrower and its Subsidiaries on the last day of such period to (ii) EBITDA, as calculated for the Borrower’s then most-recently ended four fiscal quarters.

1.15 “Material Adverse Change” means the occurrence of events or circumstances which, if unchanged, would materially impair Borrower’s or any Guarantor’s: (i) financial condition, (ii) ability to meet its financial obligations as they become due, or (iii) ability to conduct its business as presently conducted.

1.16 “Maturity Date” means June 5, 2012.

1.17 “Negative Pledge Agreement" means the Negative Pledge Agreement of Borrower covering all of Borrower’s assets dated the date hereof.

1.18 “Note” means the promissory note of Borrower in favor of Lender dated of even date herewith in the amount of the Loan as set forth in Section 2.1 (substantially in the form of Exhibit 1.18 attached hereto), as well as any promissory note or notes issued by Borrower in substitution, replacement, extension, amendment or renewal of any such promissory note or notes.

1.19 “Obligations” means (a) all principal and/or interest which may be due under the Note, and all other present and future Indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to this Agreement and/or any other Loan Document, regardless of whether such Indebtedness, obligations or liabilities are direct, indirect, fixed, contingent, joint or joint and several (including any interest, fees and other charges under this Agreement or any other Loan Document, which would accrue but for the filing of a bankruptcy or insolvency action, whether or not such claim is allowed in such bankruptcy or insolvency action); (b) all other obligations or liabilities of Borrower owing to Lender, from time to time, whether now existing or hereafter arising, regardless of how incurred; and (c) all renewals, extensions and modifications of any of the foregoing, or any part thereof. The term also includes, without limitation, all Indebtedness, liabilities or obligations of Borrower which may at any time become due under any rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency swap agreement, currency option or any other similar agreement entered into between Borrower and Lender, or any Affiliate of Lender. The term “Obligations” further includes any of the foregoing that arise after the filing of a petition by or against Borrower under the United States Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under United States Bankruptcy Code Section 362 or otherwise.

1.20 “Permitted Indebtedness” means those matters specified in Section 4.2(g) hereof.

1.21 “Permitted Liens” means any Lien of any kind specified in Section 4.2(c) hereof.

1.22 “Person” means an individual person, corporation, limited liability company, trust, joint venture, limited or general partnership, any government or agency or political subdivision of any government, or any other entity or organization.

1.23 “Solvent” means, as to any Person, such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debt), and (ii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

1.24 “Subsidiary” means any corporation, partnership or other entity in which any Person, directly or indirectly, owns fifty percent (50%) or more of the stock, capital or other interests (legal or beneficial) which is effectively controlled, directly or indirectly, by such Person.

1.25 “Substances” shall have the meaning as defined in Section 3.8 hereof.

1.26 “Intercompany Transaction” means any Account, Chattel Paper, General Intangible, Instrument, Document or other Indebtedness or obligation arising from business done with or for, or Indebtedness owed between or among, Borrower and any Subsidiary or Affiliate thereof.

1.27 “Tangible Net Worth” means (i) the aggregate amount of assets shown on the balance sheet of a Person at any particular date (not including capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, and such other assets as are properly classified “intangible assets” under GAAP) less (ii) liabilities (including capitalized leases, subordinated debt, reserves for deferred taxes and other deferred sums appearing on the liabilities side of such Person’s balance sheet), all computed in accordance with GAAP.

2.	The Loan.

2.1 Loan. Lender hereby agrees to make to Borrower a revolving line of credit loan in the amount of up to Ten Million and no/100 Dollars ($10,000,000.00) pursuant to the following terms:

(i) Subject to all terms set forth herein for so long as no Event of Default exists, Lender agrees, from time to time and on the terms hereinafter set forth, to loan to Borrower, when requested by Borrower, principal amounts aggregating up to Ten Million and no/100 Dollars ($10,000,000.00). Within the aforesaid limits, Borrower may borrow, make payments, and reborrow under this Agreement, subject to the provisions hereof.

(ii) The obligation to repay the Note shall be evidenced by the Note and shall mature upon the Maturity Date.

(iii) In addition, as an accommodation to Borrower, Lender may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Lender telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

(iv) If the outstanding principal amount of the Note at any time exceeds Ten Million and no/100 Dollars ($10,000,000.00), Borrower shall immediately pay the Lender an amount equal to such excess as a payment on the principal amount of the Note.

(b) Notice and Manner of Borrowing. For advances under the Note, Borrower shall give Lender notice of a request for an advance not later than 2:00 p.m. Greenville, South Carolina time on the Business Day immediately preceding the date of the requested advance, specifying the date and amount thereof. Any such notice (including, but not limited to, telephonic notice) which Lender believes in good faith to have been given by a duly authorized officer of Borrower shall be deemed given by Borrower.

(c) Zero Balance Program and Transaction Clearing Services. Notwithstanding anything to the contrary in this Section 2, if Borrower subscribes to Lender’s Carolina First Agreement for Transaction Clearing Services and if and for so long as Lender in its discretion permits such services to be applicable to the Loan, the terms of such services, as set forth in the Carolina First Agreement for Transaction Clearing Services and/or the Deposit Account Agreement applicable to Borrower’s Deposit Accounts at Lender, shall control matters related to such services, including but not limited to the manner in which advances under the Loan are made and repaid by credit or debit to the Borrower’s Deposit Account. Lender shall have the right in its discretion to terminate the application of such treasury services to the Loan at any time.

2.2 Purpose. The proceeds of the Loan shall be used by Borrower for: (a) a one time cash dividend not to exceed $5.00 per share plus one regular quarterly dividend of $0.08 per share; (b) working capital; (c) capital expenditures; and (d) other general corporate purposes.

2.3 Conditions Precedent. Lender shall disburse the proceeds of the Loan to Borrower in accordance with the terms hereof, and the terms of the Note. In no event shall Lender be obligated to advance any sum to Borrower until all matters, documents, papers and certificates required hereunder have been furnished to Lender’s satisfaction or so long as any Event of Default has occurred and is continuing. In addition to other matters set forth herein, the following documents and matters shall be required to be executed or performed by Borrower and Guarantors at or before the Closing Date:

(a)	This Loan Agreement, duly executed and delivered;

(b)	The Note, duly executed and delivered;

(c)	The Negative Pledge Agreement;

(d)
Borrowing resolutions and a certificate from the secretary of Borrower exhibiting, among other things, true copies of Borrower’s current articles of incorporation and bylaws, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of all Loan Documents, on behalf of Borrower;

(e)	Certificate of existence for Borrower from the South Carolina Secretary of State and satisfactory evidence of Borrower’s qualification to do business in any applicable foreign jurisdictions;

(f)
In a form reasonably acceptable to Lender, an opinion of Borrower’s counsel opining, among other things, as to the due authorization and execution of the Loan Documents and the enforceability of the Loan Documents in accordance with the terms thereof. To the extent required by the execution of any Loan Documents provided subsequent to the Closing Date, supplemental opinions shall be required of a tenor satisfactory to Lender;

(g)	Evidence, to the satisfaction of Lender, of Borrower’s compliance with Environmental Laws;

(h)	Certification from Borrower that its Leverage Ratio (taken as a whole) will not exceed 3.00:1.0 as of the Closing Date;

(i)	Payment of all fees and closing costs required hereunder and under the Loan Documents;

(j)	Certificates of insurance required under Section 4.1(e) hereof;

(k)	Such other matters as Lender may reasonably require.

2.4 Fees.

(a) Borrower shall pay a facility fee of $5,000.00 due and payable upon the closing date and Borrower shall pay all fees associated with the drafting and negotiation of this Agreement and ancillary documents hereto, including, but not limited to reasonable attorney’s fees.

3. Representations and Warranties. To induce Lender to make the Loan, Borrower makes the following representations and warranties, which shall survive the execution and delivery of the Note and other Loan Documents:

3.1 Good Standing. Borrower is duly organized, validly existing, and in good standing under the laws of the State of South Carolina, and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business.

3.2 Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the Obligations provided for therein, all of which have been duly authorized by all proper and necessary corporate action. To Borrower’s knowledge, no consent or approval of any public authority or other third party is required as a condition to the validity of any of the Loan Documents, and Borrower is in material compliance with all laws and regulatory requirements.

3.3 Binding Agreement. This Loan Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and the discretion of any tribunal before which enforceability may be considered.

3.4 Litigation. There is no proceeding litigation, bankruptcy or insolvency involving Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened, before any court or governmental authority, agency or arbitration authority that may, individually or collectively, result in a Material Adverse Change.

3.5 No Conflicting Agreements. There is no charter, bylaw, stockholders agreement, stock provision, or other document pertaining to the organization, power, or authority of Borrower and no provision of any existing material agreement, mortgage, indenture or contract binding on Borrower or affecting its properties, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement and the other Loan Documents.

3.6 Ownership of Assets. The Borrower has good title to its assets free and clear of all judgments, liens, and encumbrances except for Permitted Liens.

3.7 Taxes. All taxes and assessments due and payable by Borrower have been paid other than taxes being contested in good faith.

3.8 Environmental Matters. Borrower represents and warrants to Lender to the best of its knowledge, except as may be otherwise disclosed in writing to Lender, that any real estate owned or leased by it (the “Real Estate”) has never been and is not now being used in violation of Environmental Laws; that no proceedings have been commenced against Borrower concerning any alleged violations of any Environmental Laws on or related to the Real Estate, nor does Borrower have any reason to know of any such proceedings; that the Real Estate is free of any hazardous or toxic substance or wastes (as defined by any Environmental Law), including but not limited to, friable asbestos, PCBs in regulated concentrations, petroleum products, fertilizers and pesticides (“Substances”) and is not being used for the storage, treatment or disposal of any Substances, or if there are any Substances on the Real Estate, Borrower is maintaining them in accordance with all applicable laws; that if Borrower is transporting any Substances, such transportation is being conducted in compliance with all applicable laws; that Borrower has all required permits for the use and discharge of any Substances on the Real Estate and all uses and discharges on the Real Estate are being made in compliance with such permits; that, in the event that any of the foregoing representations and warranties is untrue or is qualified in any way, Borrower has made a complete disclosure to Lender of all facts which might indicate an environmental risk or the violation of any Environmental Laws on or related to the Real Estate.

3.9 Compliance with Laws. Borrower is in material compliance with all federal, state, and local laws, regulations and governmental requirements applicable to it or to any of its property, business operations, employees, and transactions including, but not limited to, Environmental Laws.

3.10 Accurate Financial Information. The financial information furnished to Lender by Borrower is complete and accurate in all material respects and neither Borrower nor any of its Subsidiaries has any undisclosed direct or material contingent liabilities. The financial information provided by Borrower and its Subsidiaries, in connection with Borrower’s application to Lender for the Loan, remains substantially accurate in all material respects and no Material Adverse Change has occurred in the financial condition of any of the reporting entities since such information was furnished.

3.11 Solvency. (i) Borrower is Solvent; (ii) Borrower has made adequate provision for the payment of all of its creditors other than Lender; and (iii) Borrower has not entered into this transaction to provide preferential treatment to Lender or any other creditor of Borrower in anticipation of seeking relief under federal or state bankruptcy or insolvency laws.

3.12  ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by Borrower or any parent, subsidiary or Affiliate thereof, which is subject to Part 3 of Subtitle 13 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), had an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by such party.

Each respective employee benefit plan of Borrower materially complies and will materially comply with all applicable requirements of ERISA and of the Internal Revenue Code of 1986 as amended (“Code”) and with all applicable rulings and regulations issued under the provisions of ERISA and the Code. This Loan Agreement and the consummation of the transactions contemplated herein will not involve any prohibited transaction within the scope of ERISA or Section 4975 of the Code.

3.13 Place of Business. Borrower’s chief executive office is located at 70 Commerce Center, Greenville, South Carolina 29615.

3.14 Name. Borrower has not changed its name or been known by any other name other than “New Products, Inc. and “Span-America, Inc.” since it filed Articles of Incorporation with the South Carolina Secretary of State on September 21, 1970 nor has it been the surviving corporation in a merger. Borrower does not now use nor has Borrower ever used any trade or fictitious name in the conduct of its business.

3.15 No Subordination. The Obligations of Borrower under the Loan Documents are not subordinated, and will not be subordinated, in right of payment to any other obligations of any party except for Permitted Liens.

3.16 Event of Default. No event has occurred and is continuing which is or which, with the giving of notice or lapse of time or both, would be an Event of Default.

3.17 Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purchasing or carrying of margin stock, nor is Borrower an “investment” company as classified in the Investment Company Act of 1940.

3.18 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries.

3.19 Material Adverse Change. Since December 30, 2006, no Material Adverse Change has occurred in the business, properties, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries. Borrower’s Leverage Ratio (taken as a whole) will not exceed 3.00:1.0 as of the Closing Date.

4. Covenants of Parties.

4.1 Affirmative Covenants. During the term of this Loan Agreement, Borrower will:

(a) Continuation of Preclosing Conditions, Representations and Warranties. Agree that all conditions precedent to the making of the Loan shall remain satisfied at all times during the term of this Loan Agreement, and that representations and warranties made by Borrower in the Loan Documents shall be deemed to be made at all times during the term of this Loan Agreement except for the representations and warranties set forth in Sections 3.4, 3.7, 3.8, 3.10, 3.12, 3.18 and 3.19.

(b) Maintenance. Preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business. Borrower shall also maintain its existence in good standing in its state of organization.

(c) Financial Statements. Furnish or cause to be furnished to Lender (i) Borrower’s fiscal year-end audited financial statements within one hundred and twenty (120) days after the close of each fiscal year, prepared on a consolidated basis by independent certified public accountants who are satisfactory to Lender, together with an opinion of such accountants in form and content acceptable to Lender and accompanied by a certificate of compliance signed by the chief financial officer of Borrower, affirming Borrower’s continuing compliance with the terms and conditions of this Loan Agreement, which shall include a computation of compliance with all financial covenants along with supporting schedules; and (ii) Borrower’s internally-prepared monthly financial statements, prepared on a consolidated basis, satisfactory to Lender, within twenty-five (25) days after the close of each fiscal month-end, and certified by the chief financial officer of Borrower to be true, correct and complete in all material respects, and accompanied by a certificate of compliance signed by the chief financial officer of Borrower, affirming Borrower’s continuing compliance with the terms and conditions of this Loan Agreement, which shall include a computation of compliance with all financial covenants along with supporting schedules. All financial statements shall be prepared in accordance with GAAP, shall be in form and content satisfactory to Lender and shall include, without limitation, an income statement and a balance sheet.

(d) Insurance. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts reasonably comparable to those usually carried by entities and individuals engaged in businesses similar to that of Borrower. Such insurance shall include, but not be limited to, liability insurance, and comprehensive hazard/casualty insurance on buildings and contents and all equipment and fixtures. Such insurance shall not be required to include insurance on the non-payment of Borrower customer notes.

(e) Access to Field Audits. At reasonable times and after reasonable notice to Borrower, permit any representative or agent of Lender to have access to all financial records, inventory and procedures of Borrower, and conduct periodic field audits at any one or more of Borrower’s places of business, and shall allow the Lender or its agents access to, and to make copies of, all of the books and records of the Borrower. The Borrower shall pay the Lender’s reasonable costs incurred in connection with no more than two such audits per Borrower’s fiscal year.

(f) Notification of Environmental Claims. If any Substances shall be brought upon the Real Estate of Borrower, Borrower shall maintain and/or remove them in accordance with all applicable laws. Borrower shall promptly take all action that is needed to abate any material environmental risk or comply with any Environmental Laws on or related to the Real Estate at its sole expense, subject to such legal and/or equitable defenses as are available to Borrower. At Lender’s request from time to time, for Reasonable Cause, Borrower shall obtain additional environmental audits covering any Real Estate from experts reasonably acceptable to Lender. Borrower will promptly inform Lender in writing of any environmental risk or violation of any Environmental Laws on or related to the Real Estate or the commencement of any proceeding against it or receipt of any notices by it concerning any alleged violation of Environmental Laws on or related to the Real Estate. Borrower will permit Lender, or any person or firm designated by Lender, to conduct a reasonable inspection of Real Estate on reasonable notice, and will immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Substances affecting its business operations; and (ii) all claims made or threatened by any third party against it relating to damages, contributions, cost recovery, compensation, loss or injury resulting from any Substances. Borrower shall immediately notify Lender of any remedial action with respect to any environmental risk or condition taken by it with respect to its business operations. (For purposes hereof, “Reasonable Cause” shall be deemed to have occurred at any time that: (i) Borrower is obligated to provide notice to Lender under this Paragraph 4.1(f), or (ii) Borrower shall have received notice from any governmental agency indicating a violation or potential violation of Environmental Laws.)

(g) Environmental Indemnity. Borrower hereby indemnifies and holds Lender harmless from and against all liability, claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys’ fees and court costs), including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, release, or disposal of Substances, including, without limitation, the cost of any required or necessary inspection, audit, clean-up, or detoxification and the preparation of any closure or other required plans, consent orders, license applications, or the like, whether such action is required or necessary prior to or following transfer of title of Borrower’s real or personal property, to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, release or disposal of Substances on Borrower’s real or personal property. Borrower agrees that the indemnity obligations in this paragraph shall include indemnifying Lender for all reasonable attorneys’ fees and expenses incurred by Lender to enforce the terms of this paragraph 4.1(g). Borrower’s indemnity obligations under this paragraph are exclusive of, and in addition to, any other insurance obligations which Borrower has under this Loan Agreement or any of the Loan Documents. The provisions of this Paragraph shall survive the satisfaction or release of all Obligations and shall continue thereafter in full force and effect.

(h) Purpose of Loan. Use the proceeds of the Loan only for the purpose represented to Lender in Section 2.2.

(i) Notice of Litigation. Promptly notify Lender in the event that any legal action is filed against Borrower or any subsidiary; provided however, such notice shall not be required with respect to any matters which, if determined adversely to Borrower, would reasonably be expected to result in less than $25,000.00 in damages when aggregated with other then-pending litigation against Borrower.

(j) Compliance with Law. Materially comply with all applicable federal, state, and local laws and regulations including, but not limited to, Environmental Laws, ERISA and laws governing companies in the business the same as or similar to Borrower’s business.

(k) Fees/Expenses. Pay or reimburse Lender for any out-of-pocket expenses, including attorneys’ fees, reasonably incurred by Lender in enforcing this Agreement, the Note and the other Loan Documents.

(l) Payment on Note. Duly and punctually pay all the principal and interest on the Note, in accordance with the terms of this Agreement and of the Note, and pay all other material Indebtedness of Borrower reflected on the financial statements delivered to the Lender and referred to in Section 4.1(c) hereof, and all other material Indebtedness incurred after the date hereof in accordance with the terms of such Indebtedness, unless there is a good faith dispute regarding the same and in such case such payments shall be made into an escrow account agreed upon by the Borrower and Lender.

(m) Notice to Lender. Immediately notify Lender of (i) any Event of Default or of any fact, condition or event, that would with the giving of notice or passage of time, or both, become an Event of Default or the failure of Borrower to observe its undertakings hereunder; (ii) the occurrence of a Material Adverse Change; (iii) material governmental proceedings; or (iv) the formation or acquisition of a Subsidiary.

(n) Taxes. Pay all taxes and assessments when due other than taxes being contested in good faith.

(o) Maintenance of Properties. Keep its material properties in good repair, working order and condition, reasonable wear and tear accepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and materially comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder.

(p) Deposit Relationship. Borrower shall maintain a depository account with Lender. All advances and payments due under the Note shall be deposited or automatically debited, as the case may be, from Borrower’s account with Lender.

4.2 Negative Covenants. During the term of this Loan Agreement, Borrower will not, without the prior written consent of Lender:

(a) Merger/Changes/Sale of Assets. Other than as permitted under Section 4.2(j), enter into any merger, reorganization or consolidation, make any substantial change in the basic type of business now conducted by it or sell all or substantially all of its assets outside the ordinary course of business. This provision does not prevent the sale of obsolete equipment in the ordinary course of business.

(b) Name; Location of Collateral. Change the name, identity or corporate structure of Borrower; adopt or make use of any fictitious or tradename not disclosed elsewhere in this Agreement; or change the location of its chief executive office or the state of its incorporation or organization.

(c) Liens and Security Interests. Create, incur, assume, or suffer to exist any Lien of any kind on its property or assets, now owned or hereafter acquired, except for the following (all of which are referred to herein as “Permitted Liens”):

(i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and against which reserves deemed adequate by Lender have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

(ii) Other Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law;

(iii) Purchase money Liens and encumbrances created to secure the Indebtedness permitted by Section 4.2(g) hereof;

(iv) Liens, charges and encumbrances in favor of the Lender; and

(v) Liens, charges and encumbrances reflected on Exhibit 4.2(c) to this Agreement.

(d) Judgments, etc. Allow any number of judgments for the payment of money in excess of the aggregate sum of $100,000.00 excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of thirty (30) consecutive days, unless execution thereof is stayed.

(e) Pledge of Assets. Pledge any of the Borrower’s Assets or any interest therein.

(f) Loans to Others. Make any material loans, advances, extensions of credit, guaranty or become surety for, any other person or entities other than extensions of credit to customers and prepayments to vendors and suppliers in the ordinary course of business.

(g) Indebtedness/Guarantees. Except as permitted or contemplated by this Agreement, create, incur, assume or suffer to exist any Indebtedness or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any Person (including, without limitation, any Affiliate), except for the following (all of which are referred to herein as “Permitted Indebtedness”):

(i) Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reserves deemed adequate by Lender have been established by Borrower, but only if the non-payment of such taxes being contested does not result in a Lien upon any property of Borrower that has priority over the Lien held by Lender;

(ii) Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

(iii) Accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as have been recommended by independent public accountants;

(iv) Indebtedness for deferred compensation owed to employees and former employees;

(v) Commitments to purchase equipment and machinery entered into in the ordinary course of business and Indebtedness related thereto; and

(vi) Indebtedness for money borrowed from the Lender.

(h) Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any Inventory, materials, Goods, Equipment, assets or property to, any Affiliate of Borrower, except in the ordinary course of Borrower’s business and under terms and conditions which would apply if disinterested parties were involved.

(i) Financing Statements. Permit any financing statement to be on file with respect to the Assets of the Borrower other than financing statement for Permitted Liens.

(j) Acquisitions. Purchase or acquire the obligations, stock or assets of or any other interest in any Person, except for (i) purchases and acquisitions in an amount not in excess of $1,000,000 in any one consecutive twelve-month period; and (ii) in addition to clause (i) of this paragraph (j), direct obligations of the United States of America or certificates of deposit or other investments issued by Lender, or by any bank chartered under the laws of the United States or any State of the United States.

(k) Dividends. During any fiscal year, declare any dividends on any shares of any class of Borrower’s stock, or apply any of Borrower’s property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of stock of Borrower, the aggregate value of which exceeds 50% of the sum of (i) the Company’s income from continuing operations for such fiscal year plus (ii) the absolute value of the aggregate after-tax non-cash and extraordinary losses of the Company for such fiscal year. Notwithstanding the foregoing, the Company may declare and pay aggregate non-extraordinary quarterly dividends in any fiscal quarter in an amount not in excess of the aggregate non-extraordinary quarterly dividends paid in the immediately preceding fiscal quarter so long as after giving effect to the payment of such dividends, the Company remains in compliance with the financial covenants set forth in Section 4.3 of this Agreement.

(l) Lease Transactions. Enter into any sale and lease-back arrangement, either directly or indirectly.

(m) Subsidiary Divestiture. Transfer, sell, pledge, encumber, or otherwise assign any shares of stock or other interest in any Subsidiary or permit any Subsidiary to sell or otherwise dispose of substantially all of its assets.

(n) Partnerships or Joint Ventures. Become or agree to become a general or limited partner in any material general or limited partnership or joint venturer in any joint venture.

(o) Capital Expenditures. Make, without Lender’s written consent, spend or incur obligations (including the total amount of capital leases) of more than $1,500,000 in any fiscal year.

(p) Prepayment of Debt. Prepay any outstanding debt (other than debt to Lender).

(q) Safety Catheter Impairment Permitted. Notwithstanding any other provision of this Agreement or any of the Loan Documents to the contrary, the Borrower shall be permitted to take or engage in any action which may result in the total or partial impairment of the assets included in its safety catheter financial reporting segment, and any such action shall not constitute a default or Event of Default hereunder or give rise to any rights of Lender arising in connection with or as a result of a default or Event of Default hereunder, provided Borrower at all times complies with the financial covenants set forth in 4.3.

4.3 Financial Covenants. During the term of this Loan Agreement, Borrower will, at all times, maintain the following, all on a consolidated basis:

(a) Tangible Net Worth. At all times, Tangible Net Worth of not less than the then applicable Tangible Net Worth Threshold. The “Tangible Net Worth Threshold” shall initially be $6,500,000, and on the 120th day of each fiscal year of the Company occurring during the term of this Agreement, the Threshold Tangible Net Worth shall be increased by an amount equal to one-half of the Company’s consolidated net income for the most recently-completed full fiscal year reported in the Company’s fiscal year-end audited financial statements required to be provided by the Company to the Lender by clause (i) of Paragraph 4.1(c) of this Agreement.

(b) Leverage Ratio. A Leverage Ratio of not more than 3.00 to 1.00 at all times.

Unless otherwise agreed to by Lender, in writing or as otherwise set forth herein, Borrower’s compliance with the foregoing financial covenants shall be determined in accordance with GAAP, after eliminations for Intercompany Transactions.

5. [Reserved].

6. Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

6.1 Payment. Any payment of principal, interest, or other sum owed to Lender under the Loan Documents or otherwise due from Borrower to Lender is not made when due, whether at stated maturity, upon acceleration, or otherwise and such breach continues for twenty (20) days after the due date thereof.

6.2 Additional Defaults. Any provision or covenant of any Loan Document is materially breached, or any warranty, representation, or statement made or furnished to Lender by Borrower in writing in connection with the Loan and the Loan Documents (including any warranty, representation, or statement in Borrower’s financial statements) or to induce Lender to make the Loan, is untrue or misleading in any material respect and such breach or falsity is not cured within thirty (30) days after written notice thereof is given by Lender to Borrower.

6.3 Cross-Default. Any material default by Borrower that occurs under any agreement for indebtedness with Lender or any third party which default is not corrected within the cure period provided in such agreement, if any.

6.4 Dissolution or Bankruptcy. Dissolution or termination or liquidation of existence of Borrower or insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under state or federal bankruptcy laws or other insolvency laws by Borrower or the commencement of an involuntary proceeding against Borrower under state or federal bankruptcy laws which is not dismissed within thirty (30) days after such commencement, or a merger or consolidation or sale of Borrower’s assets other than as permitted hereunder.

6.5 Adverse Changes. Any Material Adverse Change in the condition of Borrower which Lender reasonably determines will materially affect the ability of Borrower to meet its obligations under this Loan Agreement.

6.6 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower’s capacity to continue its business, on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by it which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs.

6.7  Invalidity of Loan Documents. Assertion or actual invalidity of any Loan Document.

6.8 Sale of Assets.  Borrower shall sell all or substantially all of its assets not in the ordinary course of business.

7. Lender’s Remedies. In addition to any remedies available to Lender under the Note and other Loan Documents, the Lender shall have the following remedies:

7.1 Acceleration. Upon the occurrence of an Event of Default, Lender shall have the option to declare the entire unpaid principal amount of the Loans, accrued interest and all other Obligations immediately due and payable, without presentment, demand, or notice of any kind.

7.2 Remedies. Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law, or in equity, and such rights and remedies shall be cumulative. Without in any way limiting the generality of the foregoing, Lender shall also have the following non-exclusive rights:

(a) Set-off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower which shall be in Lender’s possession or under its control;

(b) Cure. To cure any Event of Default in such manner as deemed appropriate by Lender;

(c) Foreclosure. To foreclose pursuant to the terms of any Loan Document, or at law or in equity.

7.3 Advances/Reimbursements. All amounts due Lender as a result of expenditures made by Lender or losses suffered by Lender not paid within twenty (20) days of presentment to Borrower shall bear interest at the rate applicable to past due principal as specified in the Note or herein from the date demanded until paid in full. Unless otherwise specified in the Loan Documents, such advances and other sums, together with accrued interest, shall be due and payable on demand.

7.4 Default Rate of Interest. Notwithstanding anything contained in the Note, upon an Event of Default, interest shall accrue on the entire outstanding principal of the Loan from and after such date until and including the date on which the default is cured at the rates accruing under the Note, plus an additional four percent (4%) per annum (400 basis points). The increase of such interest rate shall not affect or otherwise limit or apply in lieu of any other remedy available to Lender as provided for herein.

7.5 Late Charge. If Borrower shall fail to make any installment of principal or interest within twenty (20) days from the due date therefore, whether by acceleration or otherwise, Borrower agrees to pay to Lender a late charge equal to one percent (1%) of the overdue installment.

7.6 Marshalling of Assets; Payments Set Aside. Lender shall be under no obligation to marshal any assets or securities in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receivor or any other party under any bankruptcy law, state of federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or such part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

8. Miscellaneous.

8.1 Notice. All notices, demands, or other communications given hereunder or under the Loan Documents shall be in writing, and shall be sent via overnight courier or mailed to the address of each party as set forth below, said mailing to be certified United States government mail to the address set forth below, with notice in each case to be deemed served and effective upon the earlier of (i) when received, (ii) when recorded as being delivered by the overnight courier service or (iii) three (3) business days after having been deposited in the United States mail as indicated above. Either party must provide written direction to the other in order to change the address to which said notice shall be sent.

If to Lender, to  Carolina First Bank
104 South Main Street
Greenville, South Carolina 29601
Attn: Kevin M. Short

With copy, to:  Nexsen Pruet, LLC
201 W. McBee Ave., Ste. 400
Greenville, South Carolina 29601
Attn: David Gossett, Esq.

If to Borrower, to         Span-America Medical Systems, Inc.
70 Commerce Center
Greenville, South Carolina 29615
Attn: Richard Coggins

With copy, to  Wyche, Burgess, Freeman & Parham, P.A.
44 E. Camperdown Way (29601)
Post Office Box 728
Greenville, South Carolina 29602
Attn: Eric K. Graben, Esq.

8.2 Waiver. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrower notice of an Event of Default, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of any Loan Document or consent to any departure by Borrower from any Loan Document shall in any event be effective unless the same shall be in writing, signed by Lender and Borrower, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it was given.

8.3 Benefit. The Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns.

8.4 Governing Law and Jurisdiction. The Loan Documents and this Loan Agreement, unless otherwise specifically provided therein, and all matters relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of South Carolina; PROVIDED HOWEVER, to the extent that the creation, validity, perfection, enforceability or priority of any lien or security interest, or the rights and remedies with respect to any lien or security interest are governed by the laws of a jurisdiction other than the State of South Carolina, then the laws of such jurisdiction shall govern, except as superseded by applicable United States Federal Law.

8.5 Assignment. Borrower may not assign the Loan Documents or any interest therein without Lender’s prior written consent.

8.6 Severability. Invalidity of any one or more of the terms, conditions or provisions of this Loan Agreement shall in no way affect the balance hereof, which shall remain in full force and effect.

8.7 Construction. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. All references to Sections shall mean Sections of the Loan Document. The terms “herein,” “hereinbelow,” “hereunder,” and similar terms are references to the particular Loan Document in its entirety and not merely the particular Article, Section, or Exhibit in which any such term appears. Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the Loan Document or the intent of any provision thereof. All references to any Loan Document shall include all amendments, extensions, renewals, restatements or replacements of the same. The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to” and “Real Estate” and “Collateral” shall be construed as if followed by the phrase “or any part thereof”. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of the Loan Document.

8.8 Headings. Any headings used in the Loan Documents are solely for the convenience of the Parties, and are not part of the agreement between the Parties, and shall not be construed as such.

8.9 Execution in Counterparts. All Loan Documents may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of the Loan Document, it shall not be necessary to produce or account for more than one such counterpart.

8.10 Examinations/Communications. Lender’s examinations, inspections, or receipt of information pertaining to the matters set forth in the Loan Documents shall not in any way be deemed to reduce the full scope and protection of the Loan Documents or the Obligations of Borrower related to the Loan Documents.

8.11 No Third Party Beneficiaries. The Loan Documents are entered into for the sole benefit of Borrower, its successors and assigns, and no third party shall be deemed to have any privity of contract nor any right to rely on any Loan Document to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereof or be deemed to be a party beneficiary.

8.12 No Participation. Nothing in the Loan Documents, and no action or inaction whatsoever on the part of Lender undertaken in connection with the Loan, shall be deemed to make Lender a partner or joint venturer with Borrower, and Borrower indemnifies and holds Lender harmless from and against any and all claims, losses, causes of action, expenses (including attorneys’ fees) and damages arising from the relationship between Lender and Borrower being construed as or related to be anything other than that of lender and borrower. This provision shall survive the termination of all Loan Documents.

8.13 Notice of Conduct. Borrower agrees to use commercially reasonable efforts to give Lender written notice of any action or inaction, to the extent that any such Party has actual knowledge thereof, by Lender or any agent or attorney of Lender in connection with the Loan Documents or the Obligations of any party under the Loan Documents that Borrower reasonably believes may be actionable against Lender or any agent or attorney of Lender or a defense to payment of any Obligations of Borrower, including commission of a tort or violation of any contractual duty implied by law, and a reasonable opportunity to cure or correct such action or inaction. Upon request of Lender from time to time, Borrower shall also confirm in writing the status of the Loan, and the Obligations, and provide other information reasonably requested by Lender.

8.14 Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Lender immediately upon demand the full amount of all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, costs of experts and all other expenses, incurred by Lender (a) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies, title insurance, survey updates and legal reviews; (b) the perfection, preservation, protection and continuation of the liens and security interest granted Lender and the custody, preservation, protection, repair and operation of any collateral, (c) the pursuit by Lender of its rights and remedies under the Loan Documents and applicable law, and (d) defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving Lender or Borrower, except to the extent Lender has been adjudicated to have engaged in culpable conduct.

8.15 Further Assurances. At any time after the date hereof, Borrower, at the request of Lender, shall execute and deliver such further documents and agreements and take such further actions as Lender reasonably deems necessary or appropriate to permit each transaction contemplated by the Loan Documents to be consummated in accordance with the provisions thereof and to perfect, preserve, protect and continue all liens, security interests and rights of Lender under the Loan Documents, security agreements, financing statements, continuation statements, a new or replacement Note, and/or agreements supplementing, extending or otherwise modifying the Note, this Loan Agreement, and/or security agreement, and certificates as to the amount of the indebtedness evidenced by the Note. Upon Borrower’s payment in full of all amounts outstanding under the Loan, Lender shall return to Borrower for cancellation the original Note and any extensions, replacements or renewals thereof.

8.16 Integration. To the extent only of any conflict between the terms of this Loan Agreement and any other Loan Document (other than the Note), the terms of this Loan Agreement shall prevail. To the extent only of any conflict between the terms of this Loan Agreement and the Note, the terms of the Note shall prevail.

8.17 Time of the Essence. Time is of the essence to all Loan Documents.

8.18 Arbitration. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT, OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE UNIFORM ARBITRATION ACT, § 15-48-10, ET. SEQ., CODE OF LAWS OF SOUTH CAROLINA (1976), AS AMENDED), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN GREENVILLE, SOUTH CAROLINA AND ADMINISTERED BY J.A.M.S. IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION FURTHER, THE ARBITRATOR(S) SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER; OR (III) IMPAIR OR CONSTITUTE A WAIVER OF ANY RIGHT OF BORROWER TO THE PROTECTION OF BANKRUPTCY PROCEEDINGS IN THE U.S. BANKRUPTCY COURTS OR SIMILAR INSOLVENCY PROCEEDINGS UNDER STATE LAW IN ANY STATE COURT. LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES AND BORROWER MAY SEEK SUCH BANKRUPTCY OR INSOLVENCY PROTECTION IN ANY FEDERAL OR STATE COURT BEFORE, DURING, OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT, OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

9. Additional Provisions. Riders, schedules and exhibits attached hereto, if any, are hereby incorporated into this Loan Agreement as if set forth verbatim.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first above written.

BORROWER: Span-America Medical Systems, Inc.

By:	/s/ Richard C. Coggins
Its: Chief Financial Officer

LENDER: Carolina First Bank

By:	/s/ Kevin M. Short
Kevin M. Short Its: Vice President

List of Exhibits and Schedules

Exhibits & Schedules

Exhibit 1.18  Note

Exhibit 4.2(c) Liens, Charges and Encumbrances

EXHIBIT 1.18

FORM OF NOTE

(See Attached)

EXHIBIT 4.2(C)

LIENS, CHARGES AND ENCUMBRANCES

None.

EXHIBIT 4.2(F)

PERMITTED INDEBTEDNESS

None.